TAX SHARING AGREEMENT


                  THIS AGREEMENT, dated as of October __, 1996, is by and between MT Investors Inc., a Delaware corporation ("Investors"), and Mettler-Toledo, Inc., a Delaware corporation ("Corp.").

                         W I T N E S S E T H:

                  The parties hereto agree as follows:

                  1. Definitions. For the purposes of this Agreement, the following terms shall be defined as follows:

                           (a) "Affiliated Group" shall mean a group of corporations described in Section 1504(a) of the Code which files a consolidated U.S. federal income tax return.

                           (b) "AMT" shall mean the alternative minimum tax imposed by Section 55(a) of the Code.

                           (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                           (d) "Corp. Group" shall mean Corp. and all of its U.S. subsidiaries which are members of the Investors Group.

                           (e) "Corp. Group Separate Tax Liability"
                  for a Taxable Year shall mean the liability for U.S. federal income tax (including AMT, if any) (as determined under Section 5 below) of the Corp. Group computed as though the Corp. Group filed a consolidated U.S. federal income tax return separate from the Investors Group for such taxable period and all prior taxable periods, which amount shall not be less than zero.

                           (f) "Current Year" shall have the meaning set forth in Section 8.

                           (g) "Formula Amount" shall have the meaning set forth in Section 4.

                           (h)      "Investors Group" shall mean the
                  Affiliated Group for U.S. tax purposes of which Investors is the common parent.

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                           (i)      "Investors Group Tax Liability" for a
                  Taxable Year shall mean the actual liability of the Investors

                  Group for U.S. federal income tax (including AMT, if any) for such Taxable Year.

                           (j) "Investors Separate Group" shall mean the Investors Group, excluding all members of the Corp. Group.

                           (k) "Investors Separate Tax Liability" for
                  a Taxable Year shall mean the liability for U.S. federal income tax (including AMT, if any) (as determined under Section 5) of the Investors Group computed as though no member of the Corp. Group had ever been a member of the Investors Group, which amount shall not be less than zero.

                           (l)      "IRS" shall mean the Internal Revenue
                  Service.

                           (m) "Measuring Date" shall have the meaning set forth in Section 6.

                           (n) "Separate Tax Liability" shall mean the Investors Separate Tax Liability or the Corp. Group Separate Tax Liability, as the case may be.

                           (o) "Taxable Year" shall mean the period for which a U.S. federal income tax return is made.

Capitalized terms used herein without definitions and defined or referenced in the Credit Agreement, dated as of October __, 1996, between Mettler-Toledo Holdings, Inc., as Guarantor, MT Acquisition Corp. (to be merged into Corp.) and Mettler-Toledo Holdings AG, as Borrowers, certain commercial lending institutions and Merrill Lynch & Co., as Arranger and Documentation Agent, The Bank of Nova Scotia, as Administrative Agent, and Credit Suisse and Lehman Commercial Paper Inc., as Co-Agents (the "Credit Agreement") shall have the meanings ascribed thereto in the Credit Agreement.

                  2. This is the Tax Sharing Agreement contemplated by the Credit Agreement and the Prospectus dated October __, 1996 to the __% Senior Subordinated Notes 2006.

                  3. Investors shall pay to the IRS the entire
Investors Group Tax Liability and shall indemnify and hold harmless each member of the Corp. Group with respect to any Investors Group Tax Liability paid to the IRS by such member (including by reason of Section 1.1502-6 of the Treasury Regulations) for any Taxable Year during which such member was a party to this Agreement, subject in the case of members of the Corp. Group to offset by any amount due to Investors from the Corp. Group pursuant to

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this Agreement. Corp. consents, on behalf of itself and each member of the Corp.
Group, to the filing with Investors of consolidated U.S. federal income tax returns for the Current Year and subsequent years, and in connection therewith, agrees to file and to cause each other member of the Corp. Group to file, a Form 1122 to be attached to the initial Investors Group consolidated U.S. federal income tax return.

                  4. Subject to the provisions of Sections 5 and 6 below, on each due date for the payment of any Investors Group Tax Liability (or any portion thereof, including installments of estimated tax) by Investors for each Taxable Year in which Investors and the Corp. Group are included in the same Affiliated Group, Corp. shall pay to Investors an amount (the "Formula Amount") equal to the product of
(a) the Investors Group Tax Liability (or portion thereof) to be paid on such date by Investors to the IRS and (b) a fraction of which (i) the numerator is the estimate of the Corp. Group Separate Tax Liability (or appropriate portion thereof) and (ii) the denominator is the sum of the estimates of the Corp. Group Separate Tax Liability (or appropriate portion thereof) and the Investors Separate Tax Liability (or appropriate portion thereof) for such Taxable Year (or appropriate portion thereof). A final determination of the Formula Amount shall be made no later than 90 days after the filing of the Investors Group consolidated U.S. federal income tax return for any Taxable Year. If such final determination reveals that amounts previously paid by Corp. to Investors for such Taxable Year were less than the Formula Amount, as so finally determined, Corp. shall pay to Investors the additional amount due, with any interest owed thereon to the IRS, within 30 days of such final determination. If such final determination reveals that amounts previously paid by Corp. to Investors for such Taxable Year were more than the Formula Amount, as so finally determined, Investors shall pay to Corp. such excess amount, with any interest paid thereon by the IRS, within 30 days after such final determination or, if later, within 30 days after the receipt of a refund thereof by Investors from the IRS. If as the result of an audit or otherwise, there are adjustments which increase the Formula Amount, or interest or penalties with respect thereto, for a Taxable Year, Corp. shall make additional payments to Investors together with any interest and penalties that such adjustments require to be paid to the IRS. If as the result of an audit or otherwise there are adjustments which decrease the Formula Amount for a Taxable Year, the amount of any such overpayment shall be paid to Corp. by Investors together with interest, if any, to the extent that such adjustments require the payment of interest by the IRS to Investors. Payments by or to Corp. required as the result of adjustments shall be made promptly after the final determination of such adjustments or, in the case of amounts owed by Investors to Corp., if later, within 30 days after the receipt of a refund thereof by Investors from the IRS. Any interest paid or received by Corp. pursuant to this Section 4 shall be considered an item attributable to it and not to Investors in determining the Investors Separate Tax Liability and the Corp. Group Separate Tax Liability.

                  5. The Investors Separate Tax Liability and the
Corp. Group Separate Tax Liability shall be computed as if the members of each such Group filed a separate

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consolidated tax return for such members (or, in the case of the Investors
Separate Group, a separate return if Investors is the only member of such Group) except that such computation shall (1) apply the separate tax liability adjustment principles of Treas. Reg. Section 1.1552-1(a)(2)(ii), or any successor provision thereto, as they would apply between (i) the Investors Separate Group and (ii) the Corp. Group (2) be consistent with the elections made, and the tax positions taken in determining the Investors Group Tax Liability, and (3) be in accordance with Section 8.

                  6. If the cumulative amount of tax borne by the Investors Separate Group or the Corp. Group under Section 4 and this
Section 6 is greater by the end of any Taxable Year (a "Measuring Date") than the amount of such group's cumulative Separate Tax Liability through that Measuring Date, the other group shall pay to such group the amount of such excess, but the amount of such payment shall not exceed the amount by which the paying group's cumulative liability under Section 4 and this Section 6 has been less than its cumulative Separate Tax Liability through that Measuring Date. The amounts under the preceding sentence shall be computed on a cumulative basis beginning with the Current Year. Notwithstanding anything, to the contrary in this Agreement if, as is currently contemplated, the members of the Investors Separate Group engage in no material activity other than holding directly or indirectly the stock of Corp., the Corp. Group shall bear and fund all of the Investors Group Tax Liability and all the liabilities described in Section 7.

                  7. In the event that any member of the Investors Separate Group files a combined or consolidated state, local or foreign income tax return with any member of the Corp. Group or files any return for a tax based on capital that includes the capital of any member of the Corp. Group, the provisions of Sections 1 through 6 shall apply mutatis mutandis to any such taxes as if such returns were consolidated U.S. federal income tax returns. Any amount borne by members of the Corp. Group or members of the Investors Separate Group pursuant to this Section 7 shall be considered an item attributable to it and not to the other in determining each group's Separate Tax Liability.

                  8. In computing Investors Separate Tax Liability, any losses or credits shall not be carried back to a Taxable Year prior to the current Taxable Year of the Investors Group (the "Current Year"). This Agreement and any agreements executed in connection herewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith.

                  9. This Agreement and all of the provisions hereof

shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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                  IN WITNESS WHEREOF, the parties hereto have executed
and delivered this Tax Sharing Agreement as of the date first above written.


                                                 MT INVESTORS INC.

                                                 By
                                                    ---------------------------
                                                    Title:


                                                 METTLER-TOLEDO, INC.



                                                 By
                                                    ---------------------------
                                                    Title:


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